EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 and in Registration Statement No. 333-97327 on Form S-8 of Premier Financial Bancorp, Inc. of our report dated March 29, 2012 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Premier Financial Bancorp, Inc. for the year ended December 31, 2011.

Crowe Horwath LLP

Brentwood, Tennessee
December 3, 2012